EXHIBIT 99.1
PVH CORP.	GRUPO AXO
200 MADISON AVENUE	BLVD MANUEL AVILA CAMACHO NO 40 PISO 21 LOMAS DE CHAPULTEPEC, MIGUEL HIDALGO
NEW YORK, NY 10016	MEXICO CITY

PVH CORP. AND GRUPO AXO
 ANNOUNCE MEXICAN JOINT VENTURE

NEW YORK, NY, USA and MEXICO CITY, MEXICO ‒ May 19, 2016 ‒ PVH Corp. [NYSE: PVH] and Grupo Axo announced today that they have entered into an agreement to form a joint venture that will license from wholly owned subsidiaries of PVH the rights to operate and manage the distribution of Calvin Klein, Tommy Hilfiger, Warner's, Olga and Speedo brand products in Mexico. The joint venture will be formed by merging PVH México, S.A. de C.V., a wholly owned subsidiary of PVH and the operator of its Calvin Klein and Heritage Brands businesses in Mexico, with Baseco, S.A. de C.V., a wholly owned subsidiary of Axo and a distributor in Mexico of PVH's Tommy Hilfiger brand products. The closing, which is subject to customary closing conditions, including regulatory approval, is expected to occur early in the third quarter of 2016. Terms of the joint venture were not disclosed. PVH expects this transaction to be neutral to PVH's 2016 earnings on a non-GAAP basis.
"This strategic move allows us to maintain a direct ownership interest in our Calvin Klein and Heritage Brands businesses in Mexico, while gaining more control over our Tommy Hilfiger business in the region," said Emanuel Chirico, Chairman and CEO of PVH. "Grupo Axo, which will oversee the joint venture's day-to-day operations, is an experienced multi-channel distributor, including successfully managing our Tommy Hilfiger business in Mexico for the last 22 years. We believe that leveraging Grupo Axo's in region expertise across our brand portfolio should ensure the long-term potential in Mexico of our brands."
"We have a long and successful relationship with Tommy Hilfiger and PVH. We are excited about the opportunity to expand our relationship to include the global megabrand, Calvin Klein, as well as the Warner's, Olga and Speedo heritage brands. We believe all these brands have huge potential for growth in Mexico and we look forward to partnering with PVH to make that potential a reality," said Andres Gomez, Co-Chief Executive Officer of Grupo Axo.

About PVH Corp.
With a heritage going back over 130 years, PVH Corp. has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries with over $8 billion in 2015 revenues. We own the iconic Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands and market a variety of goods under these and other nationally and internationally known owned and licensed brands.
*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.
About Grupo Axo
Grupo Axo is a leading multi-brand company in Mexico for apparel, accessories and home brands. Today, Group Axo is an indispensable reference and the most reliable resource for the firms and partners that want to build a successful platform in the Latin-American Market. With a solid retail and wholesale experience for over 22 years, its expertise comes from representing, elevating equity, distributing and operating brands through a multi-channel approach. As of 2016, Grupo Axo operates more than 2,200 points of sale within major department stores and over 400 free-standing stores in both Mexico and Chile. Within its portfolio, Grupo Axo proudly represents Abercrombie & Fitch, Bath & Body Works, Brooks Brothers, Brunello Cucinelli, Coach, Crate & Barrel, Emporio Armani, Guess, Kate Spade, Theory, Express, Hollister, Chaps, Loft, Rapsodia, Thomas Pink, Tommy Hilfiger, Victoria´s Secret and Promoda, the leading off-price retailer in Mexico. www.grupoaxo.com
PVH CORP. CONTACTS
Media / Investors
Dana Perlman
Treasurer, Senior Vice President – Business
Development and Investor Relations
PVH Corp.
+1 (212) 381-3502
investorrelations@pvh.com

Calvin Klein                                                                                    Tommy Hilfiger
Alexandra Wagner                                                                                   Abdel El Hamri
VP, Corporate Communications                                                   SVP, Global Communications
+1 (212) 292-9794                                                                                    +1 (212) 548-1728
alexandrawagner@ck.com                                                                 Abdel.ElHamri@tommy.com

GRUPO AXO CONTACTS
Investors Relations                                    Media and Communications
Raúl del Villar                                                                                        Lorenzo Ruiz
Chief Finance Officer                                                                    Country Manager
rdelvillar@grupoaxo.com                                                           lruiz@grupoaxo.com
+52 (55)30005169                                                                                  +52 (55)30005168

PVH CORP. SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to PVH Corp.'s future earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company's licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, and other factors; (iii) civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company's licensees' or other business partners' products are sold, produced or are planned to be sold or produced; (iv) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (v) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.
The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.